Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 332-4751	February 1, 2005

KAISER ALUMINUM OBTAINS APPROVAL OF INTERCOMPANY
SETTLEMENT AGREEMENT

               HOUSTON, Texas, February 1, 2005 — Kaiser Aluminum announced that the U.S. Bankruptcy Court for the District of Delaware, in a hearing today, approved the Intercompany Settlement Agreement (ISA).

               The ISA, as previously announced, resolves the treatment of intercompany claims among the Kaiser debtor entities arising from pre-petition and post-petition intercompany transactions among the various entities. Additional information in respect of the ISA is included in the company’s Form 10-Q for the period ending September 30, 2004.

               “The ISA demonstrates that the company has reached common ground with the vast majority of its significant creditors,” said Jack A. Hockema, Kaiser’s President and Chief Executive Officer. “We are gratified that all of the major creditor constituencies were able to come to agreement on these complex issues in a positive and productive way,” he said.

               “In conjunction with the commitment letter for our new financing arrangement, Court approval of our settlement with the Pension Benefit Guaranty Corporation, and last week’s term sheet addressing the mechanisms for resolving personal injury claims, we believe the company has now passed another major milestone in our path to emergence from Chapter 11,” he said.

               “We intend to build on the momentum established today and resolve our remaining issues on an expedited basis so that we can file our Plan of Reorganization and Disclosure Statement within the next few months,” said Hockema.

               Separately, the Court indicated it will hold a hearing to consider approval of Kaiser’s new Debtor-in-Possession and exit financing arrangement on February 8.

               Kaiser Aluminum (OTCBB:KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum.

F-1010

               Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors including, but not limited to, the actual timing for resolution of remaining issues and the subsequent filing of a Plan of Reorganization and Disclosure Statement.